Exhibit 99.2

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of The Williams Companies, Inc. on Form S-4 and in the Joint Consent Statement/Proxy Statement/Prospectus of The Williams Companies, Inc. and Williams Partners L.P., which is part of the Registration Statement, of our written opinion, dated May 16, 2018 appearing as Annex C to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary — Opinion of Morgan Stanley — Financial Advisor to the Williams Board,” “Risk Factors — Risks Related to the Merger,” “The Merger — Background of the Merger,” “The Merger — Unaudited Financial Projections of Williams and Williams Partners,” “The Merger — Recommendation of the Williams Board and Its Reasons for the Merger,” and “The Merger — Opinion of Morgan Stanley — Financial Advisor to the Williams Board.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Michael Harris

Houston, Texas

May 29, 2018